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                                                Active Link Communications, Inc.
                                                                         Form 8K
                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                      NEWS
---------------------                                                   OTC-ACVE
September 26, 2002

             ACTIVE LINK ANNOUNCES NEW FUNDING FOR MOBILITY CONCEPTS
                      UNIT AND AGREEMENT WITH KEY SUPPLIER

SEPTEMBER 26, 2002; CHICAGO, ILLINOIS - Active Link Communications, Inc. (OTC -
ACVE) today announced it has entered into an agreement in principle for its Mobility Concepts unit, a leading provider of mobile computing solutions to Fortune 2000 companies. The Company also announced it has reached a significant debt restructuring agreement with Fujitsu PC Corporation, the Company's largest supplier.

Tim Ells, CEO of Active Link, said the Company has reached an agreement in principle with a private investor regarding convertible debt financing to the Company, which is expected to range between $2,000,000 to $3,000,000. Mr. Ells also noted that the funding would substantially improve the Company's cash position and allow the Company to take advantage of its growing business opportunities.

Mr. Ells stated that the funds from the financing will be used to pay suppliers and other creditors and for other corporate purposes. He also stated that advances to the Company would be made on a periodic basis, depending upon arrangements with creditors made to the satisfaction of the Company's investor. Restructuring existing debt is a critical component of the agreement and the Company plans to aggressively pursue new creditor agreements that realistically align with the Company's goals.

"We have turned an important corner following a challenging time in our company's history," said Mr. Ells. "We are confident that this funding, combined with the plans to restructure our debt, will enable us to go forward successfully and provide our customers with the world-class products and services that they have come to expect. While we will certainly pursue new growth opportunities, our primary focus over the next 90 days will be to fulfill the expectations of our existing customers, reduce operating costs and restructure the Company's debt."

The investor will receive a promissory note which will be payable by the Company in interest-only monthly installments at 5% per annum, with principal payable on September 24, 2005. The Note will be convertible to the Company's common stock at the rate of one share for each $.25 of debt converted by the investor. The Company also issued to the investor a warrant to purchase up to 3,000,000 shares at $.25 per share at any time through September 24, 2006. The investor will become a member of the Company's Board of Directors following completion of the transaction.

The Company also announced that its largest supplier, Fujitsu PC Corporation, has agreed with the Company's request to modify the payment terms on the Company's note. The new agreement is comprised of a minimum monthly payment and additional payments based on purchasing incentives. Mr. Ells said that the new arrangements with Fujitsu, which are favorable


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to the Company, were helpful in strengthening the Company's relationship with this key vendor and would improve the Company's ability to obtain adequate supplies from Fujitsu going forward.

ABOUT MOBILITY CONCEPTS

Mobility Concepts is a leading provider of wireless networking and mobile computing solutions for the mobile workforce. The Company offers complete solutions that include business consulting, project design, handheld pen-based computers, wireless technologies, software development, systems integration, project management and ongoing managed services and warranty support. Mobility Concepts provides customers with a wide selection of mobile products and services in order to successfully implement, manage and deploy mobile and wireless projects. With headquarters in Naperville, Ill., and offices in Los Angeles, Milwaukee, Detroit, Atlanta, Cincinnati, and Denver, the Company has relationships with more than 30 vertical software developers and hardware manufacturers. Customers include such organizations as General Dynamics, AC Nielsen, Dow Agrosciences and Northwest Airlines. For additional information, visit the Company's web site at http://www.mobilityconcepts.com or contact Mobility Concepts at 1840 Centre Point Circle, Naperville, Illinois 60563; phone
(630) 955-9755.


Statements made in this news release that are not historical facts may be deemed forward-looking, including statements regarding the Company's future operations. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements, include, among others, the ability to obtain additional financing, which is not assured; price and product competition by foreign and domestic competitors, including new entrants; rapid technological developments and changes; the Company's relationship with its suppliers and suppliers' ability to provide products on a timely basis; the achievement of lower costs and expenses; reliance on large customers; the Company's ability to attract acquisition candidates and to successfully integrate acquisitions into the Company's business; interest rate fluctuations and other general economic conditions; as well as factors discussed in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

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Company Contact:
Mobility Concepts/Active Link Communications, Inc.
Sally Ball
Ph: 303-810-5553
Email: sball@mobilityconcepts.com



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